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                                                                    EXHIBIT (6)h

                                  [AXYN LOGO]

                                 PROMISSORY NOTE



AXYN CORPORATION ("AXYN") hereby promises to pay to __________________ (the "Payee") the sum of $ _____________ (USD/CDN) on demand, together with interest at the prime rate of interest posted by the NationsBank as being charged to its best commercial customers plus 2.0 % per annum, calculated monthly.


So long as AXYN remains liable to pay the whole or any part of the obligation described above, the Payee may convert all or any part of the remaining obligation into common shares of either 1) AXYN at the conversion rate of $1.50 USD per common share, or 2) Free Trading shares of Syscan International at the conversion rate of $0.50 CDN per common share held by AXYN Corporation and receive an additional equal value of Syscan escrow shares held by AXYN Corporation. AXYN agrees and acknowledges that this right of conversion may be exercised at any time, including when and if the common shares of AXYN become registered within the meaning of the Securities Act of the United States or of any state. The Payee may exercise such conversion right by notice in writing delivered to the head office of AXYN.



Dated: _____________________


                                                                AXYN CORPORATION


                                                   per: ________________________


                                                   per: ________________________